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                                                                   EXHIBIT 10.15


                         [BARNES GROUP INC LETTERHEAD]


                                  CONFIDENTIAL

January 26, 1999




Mr. Ali A. Fadel

Dear Ali:

This is to confirm arrangements regarding the termination of your employment as Vice President, Barnes Group Inc., and President, Associated Spring, effective February 21, 1999 (the "Termination Date").

1. MINIMUM SEVERANCE. Under the Company's Executive Separation Pay Plan, you are eligible to receive the minimum severance pay of your current monthly salary of $21,666.66 for one (1) month following the Termination Date, or the amount of your accrued vacation pay, whichever is greater.

2. ENHANCED SEVERANCE. In order to receive additional severance payments and other non-vested benefits to which you would not otherwise be entitled as described in this Letter of Agreement ("letter"), you must agree to all of the terms and conditions in this letter and the attached Release Addendum ("Release"), and return an initialed and signed copy of this letter and the Release Addendum within the time period set forth in the Release Addendum. In exchange for your signed release and compliance with the terms of this letter, under the Company's Executive Separation Pay Plan, you are eligible to receive severance payments at your current monthly salary of $21,666.66 for the 12-month period following the date of this letter (the "Severance Pay Period"). Severance payments will be payable at the same times as salary payments are made, and subject to the customary deductions. During the Severance Pay Period, you may also continue to participate in some of the Company's benefit programs as described in Paragraph 3.


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January 26, 1999

Ali A. Fadel                                                           Page - 2-


3. BENEFITS. You may continue to participate in the Company's medical, dental, group life insurance and long-term disability plans during the Severance Pay Period. Your participation will cease in all of the Company's other employee benefit plans, including the Guaranteed Stock Plan and any applicable profit sharing or pension plan, upon the Termination Date. After severance payments cease, COBRA medical and/or dental coverage may be continued upon payment by you of the full premium for up to eighteen (18) months or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first.

4. MICP. As a participant in the Company's Management Incentive Compensation Plan ("MICP") you were employed by the Company as of December 1, 1998, therefore you are eligible for a full bonus for calendar year 1998 in the amount of $149,954. This amount will be paid concurrently with payments to other eligible participants.

5. LTIP. Under the terms of the Company's Long-Term Incentive Plan ("LTIP"), if an employee is terminated prior to the end of the applicable incentive period then all Performance Units granted to the employee for that period shall terminate. As a result, you are eligible to receive a full LTIP award for the 1996-1998 period. Although you are not eligible to receive any additional payments under the terms of the LTIP, the Company will provide prorated LTIP awards as follows: two-thirds (2/3) of a full LTIP award for the 1997-1999 period and one-third (1/3) of a full LTIP award for the 1998-2000 period. LTIP awards are not paid until they are approved by the Compensation Committee of the Board of Directors in the year following the end of a cycle. The current estimate of the awards for the cycles ending 1999 and 2000, respectively, are $87,800 and $25,500, but, as indicated above, the amount of the awards payable to you will depend upon actual results as finalized at the February Compensation Committee meeting, held after the end of the applicable cycle. The award for the cycle ending in 1998 is in the amount of $179,140. LTIP awards will be paid concurrently with payments to other eligible participants.

6. RETIREMENT BENEFITS. You are vested in the Barnes Group Inc. Salaried Retirement Income Plan (the "Plan") and are eligible to receive retirement benefits payable in accordance with the provisions of the Plan You will receive a letter from Kevin Gordon, Director of Retirement Income Programs, that will outline these benefits.


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January 26, 1999

Ali A. Fadel                                                          Page - 3 -


7. STOCK OPTIONS. For purposes of your stock options, the date of termination of employment is the Termination Date. You have vested in 18,300 stock options. You have a period of 90 days from the Termination Date to exercise these stock options, after which time the options will terminate. For more detailed information regarding the exercise of your stock options, please refer to your stock option agreements. If you have any questions regarding the exercise of your stock options, please contact Holly LeBlanc, Shareholder Relations Manager, at 860/583-7070 ext. 185.

8. INCENTIVE STOCK RIGHTS. For purposes of your restricted stock, you must be employed as of February 16, 2001 to receive any shares of common stock; however, the Company will give you three-fifths (3/5) of the 1996 grant of performance based Incentive Stock Units, 15,750 shares of common stock, and an additional 394 shares of common stock for the accrued dividends on such units, within two (2) weeks of the Termination Date.

9. VACATION. Payments made pursuant to Paragraph 1 shall be deemed to compensate you for any accrued vacation benefits.

10. ELIP. As a participant in the Company's Enhanced Life Insurance Program, the life insurance policy is owned by you even though the Company has paid the premiums for the coverage while you were employed. Premium payments have been paid through September 30, 1999 and will be paid through the Severance Pay Period. You have the option of continuing this policy in its present form at your own cost. If you wish to pursue this, you should contact Mr. Robert D. Smith at New England Capital Planners, 860/676-9989.

11. GUARANTEED STOCK PLAN. Regarding your Barnes Group Inc. Guaranteed Stock Plan ("GSP") account, you will receive, under separate cover, the necessary information to receive a distribution or roll over your account to an IRA or another qualified plan. If you have any questions regarding this procedure, please contact Kevin Gordon, Director of Retirement Income Programs, at 860/583-7070 ext. 136.

12. FINANCIAL PLANNING ASSISTANCE. The Company will continue to pay for expenses relating to Financial Planning Assistance that you have incurred up to and including the Termination Date upon the same terms and conditions in existence as of today up to a maximum of $4,000.00. This amount will be paid to Mr. Robert D. Smith at New England Capital Planners in the normal course of business.


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January 26, 1999

Ali A. Fadel                                                          Page - 4 -


13. AUTOMOBILE. You will be permitted to use the vehicle leased by the Company through May 31, 1999.

14. FINAL EXPENSES. Your expense account, and use of Company credit and telephone cards, will cease immediately and you must submit your final expense account, including an accounting for any advances before the Termination Date.

15. RETURN OF COMPANY PROPERTY. You will promptly return to the Company any information relating to the Company which may be in your possession and you will not directly or indirectly, copy, take, or remove from the company's premises, use or disclose to third parties any such information.

16. OUTPLACEMENT BENEFIT. To assist you in managing the change and locating a new employment opportunity, the Company will engage an outplacement specialist (to be determined), at the Company's expense.

17. CONFIDENTIALITY. You agree not to disclose to anyone other than your spouse, lawyer, accountant, income tax preparer or financial planner that you have entered into this letter and Release with the Company except upon written approval of the Company or by court order or otherwise compelled by law. You and your attorney also agree to keep the facts, amount, and terms of this letter and Release in strict confidence, unless and only to the extent you have been authorized in writing by the Company or its attorney to make such disclosure or as compelled by law or court order. You further agree not to disclose this document, its contents or subject matter to any person other than to your spouse, lawyer, accountant, income tax preparer, or financial planner, except pursuant to written authorization by the Company or its attorney or as compelled by law or court order. Notwithstanding the foregoing, this letter and Release may be used as evidence in any subsequent proceeding alleging a breach of this letter and Release.

      In the event you discuss this letter and Release with your spouse, lawyer, accountant, income tax preparer, financial planner, or pursuant to a court order, it shall be your duty, responsibility, and obligation to advise those persons of the confidential nature of this letter and Release and to direct them not to discuss the terms and conditions of this letter and Release with any other person. You shall be fully and completely responsible for any breach of this confidentiality


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January 26, 1999

Ali A. Fadel                                                         Page - 5  -


      provision, whether it be your breach or a breach by your spouse, attorney, accountant and/or income tax preparer.

      The confidentiality obligations in this letter and Release are in addition to any other confidentiality agreement entered into by you and the Company, and nothing in this letter and Release is intended to waive, modify, alter or amend the terms of any such confidentiality agreement.

18. NON-SOLICITATION. Employee shall not, directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any person who is an employee of the Company, or encourage any such employee to leave such employment, or knowingly assist any business s/he has become associated with to do so for a period of one (1) year from the Termination Date.

19. EMPLOYEE COOPERATION. As a free and voluntary act, you agree that, following the Termination Date you will cooperate with, and make yourself available for, any investigations or lawsuits involving the Company. You will be paid an hourly rate computed based on your final base salary for time spent at the request of the Company, other than in depositions or at trial for which you will not be paid. You agree not to assist or provide information to any other party in any litigation against the Company, except as required under law or formal legal process after Employee provides advance notice to the Company at least ten (10) calendar days prior to such assistance or provision of information (or, if you so require to assist or provide such information within less than ten (10) calendar days of receipt of such requirement after you provide timely advance notice to the Company) to allow the Company to take legal action with respect to the matter. Nothing in this letter shall restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process.

20. NON-DISPARAGEMENT. You agree that, following the Termination Date you will make no written or oral statements that directly or indirectly disparage Barnes Group Inc. in any manner whatsoever, including but not limited to:
      (a) the working conditions or employment practices of Barnes Group Inc.; or (b) Barnes Group Inc. as a provider of springs or other products and services. It will not be a violation of this paragraph for you to make truthful statements, under oath, as required by law or formal legal process. The Company agrees that it shall use its best efforts to ensure that its directors and officers do not make or publish any disparaging statements (whether written or oral) regarding you. Within five (5) days of your execution of this letter, the Company will inform its officers and directors of the Company's obligation under this Section 20.


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January 26, 1999


Ali A. Fadel                                                          Page - 6 -


21. INDEMNIFICATION. The Company will indemnify you to the extent permitted or authorized by the Company's bylaws.

22. LETTER OF RECOMMENDATION. The Company shall issue Mr. Fadel a letter of recommendation in the form of Exhibit A to this letter. Mr. Fadel hereby authorizes the Company to provide information to third parties regarding Mr. Fadel's employment that confirms the contents of the letter of recommendation and confirms Mr. Fadel's title, dates of employment, and salary; and, Mr. Fadel will hold the Company harmless from any and all claims in connection with the release of such information.

The attached Release Addendum is a legal release, the terms of which are incorporated by reference in this letter. Please review it carefully and let me know if you have any questions.

Sincerely,


/s/ John R. Arrington

John R. Arrington
Senior Vice President - Human Resources


Encl.

Agreed and accepted:

/s/ Ali A. Fadel
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    Ali A. Fadel



Date 2/22/99

                                  CONFIDENTIAL

                                RELEASE ADDENDUM


      In exchange for additional severance benefits to which I would not be otherwise entitled, as set forth in the attached Letter of Agreement ("letter"), the terms of which are incorporated by reference in this Release Addendum ("Release"), I (and anyone acting on my behalf) agree to release every past and present right or claim of any kind, whether legal, equitable or otherwise, that is related to my employment and termination of my employment with Barnes Group Inc., as well as any and all related entities, corporations, partnerships, subsidiaries, joint ventures and divisions ("the Company"). I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers) and agree not to file a lawsuit or seek to receive a recovery related to such rights and claims against any of them.

      I agree that I executed this Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or in tort (e.g. defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, invasion of privacy, etc.) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive.

      I keep my right, however, to (1) receive severance benefits under the Executive Separation Pay Plan and under the attached Letter of Agreement; (2) receive retirement benefits under the terms of any retirement plan in which I have earned a vested benefit, except as to any claim of mine or a similarly situated retirement plan participant which has been denied or rejected before I signed this Release; and (3) elect health care coverage under the federal continuation of health coverage law known as "COBRA," or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law.

      This Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute, which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This Release does not give up or waive any rights or claims which arise after the date that this Release becomes enforceable, including, without limitations, with respect to any breach by the Company of its obligations under the attached Letter of Agreement.

      I have a period of twenty-one (21) days from the date of my receipt of this Release to review and consider this Release before signing it. I may take as much of this period of time to consider this Release as I wish prior to signing it. I understand that if I sign this Release, it is in exchange for receiving the additional severance payments described in paragraph 1 of my severance letter and the other benefits described in that letter for the full Severance Pay Period. I ACKNOWLEDGE THAT I HAVE RECEIVED AND HAVE TWENTY-ONE
(21) DAYS TO REVIEW THIS RELEASE FROM WHEN IT WAS FIRST GIVEN TO ME. I ACKNOWLEDGE AND AGREE THAT ANY CHANGES MADE TO THIS RELEASE BEFORE I SIGN IT WILL NOT ENTITLE ME TO AN ADDITIONAL TWENTY-ONE (21) DAYS TO REVIEW THE NEW VERSION OF THIS RELEASE.

      I HAVE BEEN ADVISED BY THE COMPANY, IN WRITING, TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE. I understand that whether or not to do so is my decision.

      I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release except for those set forth in the documents attached to or referred to by this Release. I MAY REVOKE OR CANCEL THIS RELEASE WITHIN SEVEN (7) DAYS AFTER I SIGN IT. The last day on which this Release can be revoked is called the "Last Revocation Day." Revocation can only be made by delivering a written notice of revocation to John R. Arrington, at Barnes Group Inc., 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011-0489. For this revocation to be effective, it must be received not later than the close of business on the Last Revocation Day. I acknowledge that this Release can be revoked only in its entirety and that once revoked, I will only receive the minimum severance pay payment described in paragraph one (1) of the attached letter and the other non-vested benefits to which I would not otherwise be entitled described in that letter for the minimum thirty (30) day Severance Pay Period.

      If I do not revoke this Release, it shall go into effect on the day after the Last Revocation Day and I will receive the additional severance payments described in paragraph two (2) of the attached letter and the other benefits described in that letter for the full Severance Pay Period.

      A finding that any term or provision of this Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Release.

      This Release, and the documents referenced in or attached to this Release, sets forth the entire agreement between me and the Company and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this Release and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this Release.

      If I violate any part of this Release, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. If I violate any part of this Release, I will also be required to return all payments and reimburse the Company for all benefits provided to me in exchange for signing this Release.

      I UNDERSTAND THAT THE ATTACHED LETTER OF AGREEMENT AND THIS RELEASE ADDENDUM CONTAIN A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. BY SIGNING THE ATTACHED LETTER OF AGREEMENT AND THIS RELEASE ADDENDUM IN THE PLACES PROVIDED, I ACKNOWLEDGE THAT I HAVE READ EACH OF THESE DOCUMENTS CAREFULLY, UNDERSTAND THEIR CONTENTS AND EFFECT, AND THAT MY DECISION TO SIGN THESE DOCUMENTS WAS KNOWING AND VOLUNTARY.

Agreed and accepted:

/s/ Ali A. Fadel
-------------------------
    Ali A. Fadel



      2/22/99
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        Date